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                                                                    EXHIBIT 99.7

                              OVERHILL FARMS, INC.

                       EQUITY REPURCHASE OPTION AGREEMENT

     THIS EQUITY REPURCHASE OPTION AGREEMENT is entered into as of the 11th day of September 2002 (this "Agreement"), by and between OVERHILL FARMS, INC., a Nevada corporation (the "Company"), and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership ("LLCP").

                                 R E C I T A L S

     A. The Company, OVERHILL CORPORATION (formerly known as Polyphase Corporation), a Nevada corporation, OVERHILL L.C. VENTURES, INC. and LLCP entered into that certain Securities Purchase Agreement dated as of November 24, 1999, as amended by a Consent and First Amendment to Securities Purchase Agreement dated as of August 23, 2000, and as further amended by a Second Amendment to Securities Purchase Agreement dated as of January 11, 2002, a Consent and Third Amendment dated as of January 31, 2002, and a Fourth Amendment to Securities Purchase Agreement dated as of June 28, 2002 (as so amended, the "Original Securities Purchase Agreement").

     B. Pursuant to Sections 3.2 through 3.4 of that certain Warrant No. LL-1 to Purchase 166.04 Shares of Common Stock dated November 24, 1999 (the "November 1999 Warrant"), the Company has the right to repurchase the shares of Common Stock issuable upon exercise of the November 1999 Warrant (the "November 1999 Warrant Shares"), all on the terms and subject to the conditions set forth therein.

     C. Concurrently herewith, the parties to the Original Securities Purchase Agreement are entering into a Fifth Amendment to Securities Purchase Agreement dated as of September 11, 2002, pursuant to which, among other things, the parties thereto are further amending the Original Securities Purchase Agreement. The Original Securities Purchase Agreement, as amended by such Fifth Amendment and as further amended from time to time, is referred to herein as the "Securities Purchase Agreement." Unless otherwise indicated, all capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Securities Purchase Agreement.

     D. It is a condition precedent to the effectiveness of the Fifth Amendment that the parties enter into and deliver this Agreement.

     E. It is the intention of the parties that the terms and other provisions of this Agreement supersede those contained in Sections 3.2 through
3.4 of the November 1999 Warrant, provided that LLCP, as the Holder (as defined in the November 1999 Warrant), shall continue to be entitled to the other rights and benefits contained in the November 1999 Warrant (including those with respect to the November 1999 Warrant Shares).

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                                A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following capitalized terms have the following meanings:

            "Current Market Price" per share of Common Stock means, as of any specified date on which the Common Stock is publicly traded, the average of the daily market prices of the Common Stock over the twenty (20) consecutive trading days immediately preceding (and not including) such date. The "daily market price" for each such trading day shall be (i) the closing sales price on such day on the principal securities exchange on which the Common Stock is then listed or admitted to trading or on Nasdaq, as applicable, (ii) if no sale takes place on such day on any such securities exchange or system, the average of the closing bid and asked prices, regular way, on such day for the Common Stock as officially quoted on any such securities exchange or system, (iii) if the Common Stock is not then listed or admitted to trading on any securities exchange or system, the last reported sale price, regular way, on such day for the Common Stock, or if no sale takes place on such day, the average of the closing bid and asked prices for the Common Stock on such day, as reported by Nasdaq or the National Quotation Bureau, and (iv) if the Common Stock is not then listed or admitted to trading on any securities exchange and if no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the City of Los Angeles, State of California, customarily published on each Business Day. If the daily market price cannot be determined for the twenty
     (20) consecutive trading days immediately preceding such date in the manner specified in the foregoing sentence, then the Common Stock shall not be deemed to be publicly traded as of such date.

            "Dispute Notice" has the meaning set forth in Section 2.1(c).

            "Formula-Based Repurchase Price" means, for purposes of calculating the Repurchase Option Price, a repurchase price per share equal to:

                     (i) (a) 6.50 times EBITDA for the twelve (12) month period ending on the last day of the calendar month immediately preceding the calendar month in which the Repurchase Option Notice Date occurs (the "Measurement Date"), minus (c) all Indebtedness of the Company (excluding Indebtedness described under clauses (iii), (vi) and (ix) of the definition of Indebtedness and excluding indebtedness under the Company's then existing revolving or working capital credit facilities) existing on the Measurement Date, plus
            (c) all cash and cash equivalents of the Company and its Subsidiaries existing on the Measurement Date (but only to the extent that such cash and cash equivalents exceed the then outstanding balance under the Company's revolving or working capital credit facilities), plus

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            (d) the aggregate exercise or conversion prices for the shares of
            Capital Stock of the Company issuable upon exercise or conversion of all "in-the-money" Options Rights outstanding (the "Option Rights Shares") as of the Measurement Date; divided by

                     (ii) the number of shares of Capital Stock of the Company outstanding as of the Measurement Date, plus the number of Option Rights Shares as of the Measurement Date. (For purposes of clarification only, the November 1999 Warrant, the shares of Series A Preferred Stock issued to LLCP prior to the date hereof and the Fifth Amendment Warrant are deemed to be Option Rights.)

            "LLCP Equity Securities" means, collectively, without duplication:
     (i) the November 1999 Warrant and the November 1999 Warrant Shares; (ii) the Fifth Amendment Warrant and the Fifth Amendment Warrant Shares; (iii) the shares of Series A Preferred Stock issued to LLCP prior to the date hereof, and all shares of Common Stock issuable upon conversion thereof; and (iv) all shares of Capital Stock of the Company issued or issuable to LLCP pursuant to Section 7 of the Fifth Amendment (as the terms of such Section may be amended from time to time).

            "Repurchase Option" has the meaning set forth in Section 2.1(a).

            "Repurchase Option Closing Date" has the meaning set forth in
     Section 2.1(b).

            "Repurchase Option Effective Date" means the earlier to occur of (i) with respect to an event described under clause (i) of the definition of Repurchase Option Trigger Event, the date upon which LLCP provides written notice to the Company as provided therein, and (ii) with respect to an event described under clause (ii) of the definition of Repurchase Option Trigger Event, the date upon which LLCP provides written notification to the Company as provided therein.

            "Repurchase Option Exercise Notice" has the meaning set forth in
     Section 2.1(b).

            "Repurchase Option Notice Date" means the date upon which LLCP actually receives the Repurchase Option Exercise Notice furnished to it by the Company pursuant to Section 2.1(b).

            "Repurchase Option Price" means the aggregate repurchase price for the LLCP Equity Securities, payable in cash on the Repurchase Option Closing Date, equal to the sum of:

                     (i) With respect to shares of Common Stock (including any November 1999 Warrant Shares and any Fifth Amendment Warrant Shares) to be repurchased by the Company, a dollar amount equal to the number of such shares of Common Stock being repurchased, multiplied by:

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                              (a)    if the Common Stock is publicly traded on
                     the Repurchase Option Notice Date, the greater of:

                                     (x)   the Current Market Price per share as
                              of such Date; and

                                     (y)   the Formula-Based Repurchase Price;
                              or

                              (b) if the Common Stock is not publicly traded on the Repurchase Option Notice Date, the Formula-Based Repurchase Price; plus

                     (ii) With respect to shares of Series A Preferred Stock to be repurchased by the Company, a dollar amount equal to the greater of (a) the number of shares of Common Stock (or portion thereof) issuable upon exercise of such shares of Series A Preferred Stock being repurchased, multiplied by the applicable per share amount determined under clause (i) above, and (b) $540,000.

            "Repurchase Option Trigger Event" means the occurrence of either of the following events:

                     (i) If a Default or Event of Default shall have occurred and be continuing and LLCP provides written notice to the Company (a) requesting that the Company make any payments in addition to those which the Company is then obligated to make under the then existing Investment Documents (e.g., interest payments calculated at the Default Rate) or LLCP provides written notice to the Company or (b) declaring all Obligations to Purchaser to be immediately due and payable pursuant to Section 10.2 of the Securities Purchase Agreement; or

                     (ii) If the Company notifies LLCP in writing that it intends in good faith to (a) (y) enter into a bona fide transaction with a third party to merge, consolidate, amalgamate or otherwise combine, or to sell, lease, transfer or otherwise dispose of, in any transaction or series of transactions, all or a significant portion of its assets or properties (whether now owned or hereafter acquired) or (z) reorganize or recapitalize, or (b) enter into a bona fide transaction with a third party which is valued at more than $8.0 million and, in the case of either of clause (ii)(a) or
            (ii)(b) above, LLCP notifies the Company in writing, within ten (10) days following LLCP's receipt of the Company's written notification of such intent, that it does not consent to any such transaction, reorganization or recapitalization, as the case may be.

2.   REPURCHASE OPTION.

     2.1    Right to Repurchase Equity Securities.

            (a) On the terms and subject to the conditions set forth in this Agreement, if a Repurchase Option Trigger Event occurs at any time after the date hereof, the

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     Company shall have the right to repurchase all, but not less than all (the
     "Repurchase Option"), of the LLCP Equity Securities beneficially owned by LLCP on the Repurchase Option Closing Date at the Repurchase Option Price; provided, however, that the Company must pay and perform all other Obligations to Purchaser outstanding as of the Repurchase Option Closing Date simultaneously with, or prior to, the closing of the Repurchase Option.

            (b) The Repurchase Option may be exercised by the Company during the twenty (20)-day period immediately following the Repurchase Option Effective Date by furnishing to LLCP a written notice of exercise (a "Repurchase Option Exercise Notice") prior to the close of business on the last day of such twenty (20)-day period. The Repurchase Option Exercise Notice shall (i) affirmatively state that the Company is exercising the Repurchase Option, (ii) set forth the good faith determination by the Board of Directors of the Company (the "Board") of the Repurchase Option Price and be accompanied by a written calculation of such determination, prepared in reasonable detail, and (iii) specify a Business Day occurring not later than sixty (60) days immediately following the Repurchase Option Effective Date as the closing date for repurchase (or such later date as may be agreed upon by LLCP in writing) (as such date may be reduced or extended as provided below, the "Repurchase Option Closing Date"). The Company may exercise the Repurchase Option only once, and a Repurchase Option Exercise Notice, once given, shall be irrevocable.

            (c) LLCP shall have the right to challenge or otherwise dispute the Repurchase Option Price set forth in the Repurchase Option Exercise Notice by furnishing a written notice to the Company to such effect (a "Dispute Notice") within five (5) days following the Repurchase Option Notice Date.

                     (i) If LLCP timely delivers a Dispute Notice to the Company and, thereafter, the Company and LLCP cannot resolve the dispute within ten (10) days after delivery of the Dispute Notice to the Company, the Repurchase Option Price shall be determined in accordance with the accounting procedures set forth in Section 2.2. In the event of such dispute, the Repurchase Option Closing Date shall occur on the later of (x) five (5) Business Days immediately following the final determination of the Repurchase Option Price pursuant to such accounting procedures and (y) the Repurchase Option Closing Date set forth in the Repurchase Option Exercise Notice; or

                     (ii) If LLCP does not deliver a Dispute Notice to the Company or otherwise notifies the Company that it does not intend to challenge or dispute the Board's determination of the Repurchase Option Price, the Repurchase Option Price set forth in the Repurchase Option Exercise Notice shall be final and binding on the parties, and the Repurchase Option Closing Date shall occur on the date specified in the Repurchase Option Exercise Notice (or as may be otherwise agreed in writing by the parties).

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            (d)      At the closing of the Repurchase Option, LLCP will deliver to the Company any original stock certificates and other instruments in its possession (or within its control) representing the LLCP Equity Securities to be repurchased by the Company against delivery by the Company of the Repurchase Option Price, together with the payment of all other Obligations to Purchaser then outstanding, by wire transfer in immediately available funds. In no event shall LLCP be required or otherwise obligated to exercise or convert any Option Rights (including the November 1999 Warrant, the shares of Series A Preferred Stock or the Fifth Amendment Warrant) in connection with the exercise or consummation of the Repurchase Option.

            (e) The parties expressly acknowledge and agree that LLCP may, in a bona fide transaction, freely sell, assign, transfer or otherwise dispose of any or all LLCP Equity Securities beneficially owned or held by it at any time prior to the Repurchase Option Notice Date, and this Agreement shall not limit or otherwise restrict LLCP from doing so in any manner whatsoever. Without limiting the generality of the foregoing, the parties acknowledge and agree that any LLCP Equity Securities so sold, assigned, transferred or otherwise disposed of shall thereafter be free of the Repurchase Option, which shall terminate as of the effective date of any such sale, assignment, transfer or other disposition with respect to such LLCP Equity Securities and shall not be binding upon any subsequent owner or holder thereof.

     2.2 If LLCP challenges or otherwise disputes the Board's determination of the Repurchase Option Price pursuant to Section 2.1(c) and, thereafter, the Company and LLCP cannot resolve the dispute within ten (10) days after delivery of the Dispute Notice, the Repurchase Option Price shall be determined by an independent certified public accounting firm of recognized national standing selected by the mutual written agreement of the Company and LLCP; provided, however, that if the Company and LLCP are unable to mutually select such accounting firm within ten (10) days after the date upon which the right or obligation to select an accounting firm arises, each of the Company and LLCP shall, within three (3) Business Days thereafter, select one accounting firm, and the two (2) selected firms shall, within three (3) Business Days after their selection, select a third accounting firm which shall make the relevant determination (which determination shall be final and binding upon the parties). Within thirty (30) days after its selection, the third accounting firm shall conduct a review of the books and records of the Company and its Subsidiaries for purposes of determining the Repurchase Option Price and shall deliver to the Company and LLCP in writing its determination of the Repurchase Option Price, prepared in reasonable detail, and, if requested by either party, the workpapers prepared in completing its review and determination of the Repurchase Option Price.

     2.3 Payment of Fees. The Company shall bear all fees, costs and expenses incurred by the Company and LLCP in connection with the determination of the Repurchase Option Price and any challenge or dispute thereof, including all fees and expenses of any investment banking, valuation or accounting firm(s) engaged by the Company or LLCP and of attorneys in connection with such calculation. Notwithstanding the foregoing, the Company and LLCP shall share equally all such fees, costs and expenses if, after LLCP delivers a Dispute Notice to the Company, the difference between (a) the Repurchase Option Price as determined pursuant to the accounting procedures contemplated by Section 2.2 and

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(b) the Repurchase Option Price set forth in the Repurchase Option Exercise
Notice, is less than five percent (5.0%) of the Repurchase Option Price set forth in the Repurchase Option Exercise Notice.

     2.4 No Representations. In no event shall LLCP be obligated to make any representations or warranties as to any LLCP Equity Securities being repurchased by the Company other than with respect to LLCP's organization and authority, title to such shares and the absence of conflicts with organizational documents and material agreements.

     2.5 Superseding Rights. The Company and LLCP hereby acknowledge and agree that the provisions of this Section 2 shall supersede Sections 3.2 through
3.4 of the November 1999 Warrant.

3.   MISCELLANEOUS.

     3.1 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as provided in Section 12.6 of the Securities Purchase Agreement (as such addresses have been previously updated or at such other address or addresses as LLCP or the Company, as the case may be, may specify in the future by written notice given in accordance with this
Section 3.1).

     3.2 Assignment. The rights and obligations of LLCP under this Agreement shall be freely assignable or delegable, as the case may be. The rights and obligations of the Company may not be assigned or delegated, as the case may be, without LLCP's prior written consent.

     3.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the Company's right to repurchase any LLCP Equity Securities and supersedes any prior oral or written, or any contemporaneous oral, agreements or understandings with respect thereto, including Sections 3.2 through 3.4 of the November 1999 Warrant. Nothing contained in this Agreement, whether expressed or implied, is intended to confer upon any person other than the parties any rights, remedies, or liabilities under or by reason of this Agreement.

     3.4 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future Applicable Laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in fill force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

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     3.5    Counterparts. This Agreement may be executed in two or more counterparts and by facsimile transmission, each of which shall be an original, but all of which together shall constitute one instrument.

     3.6 Headings; Construction and Interpretation. The headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, preamble, recital, exhibit, schedule, clause and party references contained in this Agreement are to this Agreement unless otherwise stated. Unless the context of this Agreement or any other Investment Document clearly requires otherwise, the use of the word "including" is not limiting and the use of the word "or" has the inclusive meaning represented by the phrase "and/or." References in this Agreement to any agreement, other document or law "as amended" or "as amended from time to time," or amendments of any agreement, document or law, shall include any amendments, supplements, restatements, replacements, renewals, refinancings, waivers or other modifications.

     3.7 Amendments and Waivers; Successors and Assigns. This Agreement may be amended, supplemented or otherwise modified only by a writing signed by the Company and LLCP. No waiver of any term hereunder shall be effective unless waived in a writing signed by the waiving party. This Agreement shall be binding upon, and inure to the benefit of, the Company, LLCP and their respective successors and permitted assigns, except as otherwise provided for herein.

     3.8 Remedies. If any party does not observe or perform any of its covenants or agreements contained in this Agreement, the other party may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained herein or other injunctive relief against the breach of any such term. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy whether conferred by this Agreement or any other Investment Document or now or hereafter available under Applicable Law.

     3.9 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES REGARDING CHOICE OF LAW OR CONFLICTS OF LAWS.

     3.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT, THE SECURITIES PURCHASE AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY

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OR RELATED THERETO, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR
AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT, THE SECURITIES PURCHASE AGREEMENT OR ANY OTHER INVESTMENT DOCUMENTS, INCLUDING ANY PRESENT OR FUTURE AMENDMENT THEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

     3.11 Investment Document. This Agreement shall constitute an Investment Document.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

                        COMPANY

                        OVERHILL FARMS, INC., a Nevada corporation

                        By:  /s/ JAMES RUDIS
                            -------------------------------------
                            James Rudis
                            President and Chief Executive Officer

                        By:  /s/ RICHARD A. HORVATH
                            -------------------------------------
                            Richard A. Horvath
                            Senior Vice President and Chief
                            Financial Officer

                        LLCP

                        LEVINE LEICHTMAN CAPITAL PARTNERS II,
                        L.P., a California limited partnership

                        By: LLCP California Equity Partners II, L.P., a
                            California limited partnership, its General
                            Partner

                            By:  Levine Leichtman Capital Partners, Inc.,
                                 a California corporation, its General Partner

                                 By: /s/ ARTHUR E. LEVINE
                                    -------------------------
                                    Arthur E. Levine
                                    President

ACKNOWLEDGED:

OVERHILL CORPORATION (formerly known
as Polyphase Corporation), a Nevada corporation


By:  /s/ JAMES RUDIS
   -------------------------------------
         James Rudis
         President and Chief Executive Officer

OVERHILL L.C. VENTURES, INC., a California corporation


By:  /s/ JAMES RUDIS
   -------------------------------------
         James Rudis
         President

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